Exhibit 23.3

CONSENT OF EUROMONITOR INTERNATIONAL LTD

We hereby consent to the use by Arcos Dorados Holdings Inc. (the “Company”), in connection with its Registration Statement on Form F-3 (including the Prospectus therein) and any amendments and supplements thereto (collectively, the “Registration Statement”) of excerpts from our report dated May 2012, as amended and supplemented from time to time (the “May 2012 Euromonitor Report”), the information contained therein (the “May 2012 Intellectual Property”) and the use of our name in the Registration Statement.

We also hereby consent to the incorporation by reference in the Registration Statement of excerpts from our report dated May 2011, as amended and supplemented from time to time (the “May 2011 Euromonitor Report”), the preliminary estimates we provided to the Company in April 2012 (the “April 2012 Preliminary Estimates”) and the information contained in the May 2011 Euromonitor Report and the April 2012 Preliminary Estimates (the “April 2012 Intellectual Property”), appearing in the Company’s annual report on Form 20-F for the year ended December 31, 2011, and any amendments and supplements thereto (collectively, the “2011 Annual Report”).

We hereby confirm that we have reviewed the references to the May 2012 Euromonitor Report in the Registration Statement dated March 26, 2013, and we hereby consent to this use of the May 2012 Intellectual Property. We also hereby confirm that we have reviewed references to the May 2012 Intellectual Property and that they are quoted in an appropriate context.

Euromonitor International Ltd

By:	/s/ Tim Kitchin
Name: Tim Kitchin Title: Director March 26, 2013